Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-132296

PROSPECTUS SUPPLEMENT NO. 4

TO

PROSPECTUS DATED APRIL 25, 2008

MDWERKS, INC.

This prospectus supplement should be read in conjunction with our prospectus dated
April 25, 2008 and in particular “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of MDwerks, Inc., filed with the Securities and Exchange Commission on July 8, 2008.

The date of this prospectus supplement is July 8, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2008

MDWERKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442

(Address of Principal Executive Offices)

(954) 389-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 1, 2008, MDwerks, Inc. signed a non-binding letter of intent to enter into a joint venture with Automated HealthCare Solutions, Inc. to form a newly established company that will facilitate the financing, billing, and collection of pharmaceutical prescriptions for personal injuries across the country.

For additional information, reference is made to the July 8, 2008 press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this report:

	Exhibit No.	Description

	99.1	Press release dated July 8, 2008

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.

Date: July 8, 2008	By:	/s/ Howard B. Katz
Howard B. Katz
Chief Executive Officer

2

Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 8, 2008

3

Exhibit 99.1

CHANGING THE WAY YOU GET PAID…not the way you practice

FOR IMMEDIATE RELEASE

MDWERKS SIGNS A LETTER OF INTENT TO ENTER JOINT VENTURE WITH AUTOMATED HEALTHCARE SOLUTIONS

TOGETHER WILL FORM NEW PHARMACEUTICAL CLAIMS COMPANY

DEERFIELD BEACH, Fla. - July 8, 2008 -- MDwerks, Inc. (OTCBB: MDWK), a provider of innovative web-based, electronic claims management and funding solutions for healthcare professionals, announced today that it has signed a letter of intent (“LOI”) to enter into a joint venture with Automated HealthCare Solutions, Inc. (“AHCS”), a company that specializes in purchasing workers compensation pharmaceutical claims. The LOI contemplates that MDwerks and AHCS will form a newly established company (“New Company”) that will facilitate the financing, billing, and collection of pharmaceutical prescriptions for personal injuries (“PI Pharma Claims”) across the country.

Under Subject to the terms of the agreementdefinitive agreements to be negotiated by and between MDwerks and AHCS, MDwerks and AHCS will contribute their respective technology and claim management expertise to develop a national PI Pharma Claims Program. Both companies currently process PI Pharma Claims and will jointly seek to grow a customer base of large medical practices for the New Company.

It is also contemplated that MDwerks’ subsidiary, Xeni Financial Services, Corp., will provide necessary funding for the New Company’s PI Pharma Claims Program. The funding will supply the New Company with working capital for the purchase of PI Pharma Claims. Profits from the joint venture will be equally shared by both companies. MDwerks and AHCS expect to close on the arrangement by August 15, 2008.

Howard Katz, CEO, MDwerks, Inc., stated “We are very excited about the recently signed agreement with AHCS. As MDwerks grows, we continue to develop lasting industry relationships that introduce the Company to new markets. Together with AHCS, our PI Pharma management solutions will produce high level, clean claims, which translate to fast processing and claim collections. In addition to offering superior claims management solutions through the New Company, we will continue to provide viable funding solutions that address the unique capital needs of our healthcare clients.”

About MDwerks, Inc.

MDwerks, Inc., (OTCBB: MDWK), based in Deerfield Beach, Florida, provides healthcare professionals with automated electronic insurance claims management solutions and advance funding and purchasing of medical claims.

MDwerksTM solutions comprise an innovative web-based, HIPAA-compliant system of comprehensive administrative and financial services designed for healthcare practices of all sizes and specialties whether in a single or multi-location operation. Financial lenders, healthcare payers and other related businesses also benefit from MDwerks' solutions. For more information about the Company, please visit www.mdwerks.com.

MDwerks, Inc.	Page 2
July 8, 2008

About Automated HealthCare Solutions

Automated HealthCare Solutions, Inc., based in Miramar, Florida is a company that specializes in the nationwide purchasing of workers compensation pharmaceutical claims.

AHCS was founded by physicians to empower physicians with the ability to maximize profits through ancillary revenues and to create the highest level of operational efficiencies through utilization of state-of-the-art technology. For more information about AHCS, please visit www.ahcs.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks' Securities and Exchange Commission filings available at http://www.sec.gov.

CONTACT: MDwerks, Inc., Deerfield Beach, Florida Vincent Colangelo Chief Financial Officer 954-389-8300 management@mdwerks.com	-or-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc., New York, NY Ethan Guttenplan (212) 836-9605 eguttenplan@equityny.com www.theequitygroup.com

The Equity Group Inc. Adam Prior (212) 836-9606 aprior@equityny.com www.theequitygroup.com